Exhibit 10.12

PROJECT PARTICIPATION AGREEMENT

This Project Participation Agreement (the “Agreement”) is made effective as of the 9th day of November, 2006, between South-Tex Treaters, LP, a Texas limited partnership with offices in Midland County, Texas (“South-Tex”), and Microgy, Inc., a Colorado corporation with an address c/o Environmental Power Corporation, One Cate Street, 4th Floor, Portsmouth, New Hampshire 03801 (“Microgy”).

RECITALS:

A. Microgy holds a technology license from Danish Biogas Technology, A.S., a company organized under the laws of Denmark (“DBT”), to construct, use sell, operate and maintain a proprietary, Danish-engineered anaerobic digester system (the “Digester System”) using animal waste streams from dairy and other livestock operations in the United States and other countries, and other organic substrates.

B. The Digester System produces significant quantities of biogas (“Biogas”) from animal manure and other organic substrates.

C. South-Tex has developed gas cleaning and compression technologies and systems (the “Gas Treating System”) that allow for the cleaning and compressing of the Biogas to acceptable pipeline quality (“Refined Gas”).

D. Microgy and South-Tex (the “Parties”) believe that the Digester System and the Gas Technologies, when employed together, are capable of producing refined Biogas of sufficient quality and quantity as to be profitable for sale into the United States energy markets.

E. The Parties desire to enter into a project participation agreement relating to the development of projects in the United States that incorporate the Digester System and the Gas Treating System in a manner that enables the production of Refined Gas (the “Project” or “Projects”).

In consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, South-Tex and Microgy agree as follows:

1.	Project Participation.

1.1.	Option to Participate as Equity Holder.

(a)	Except as otherwise set forth in Section 1.2 of this Agreement, South-Tex shall have the option to participate as the holder of 40% of the voting equity interests in up to ten (10) Projects (the “Equity Participation Option”). At such time as Microgy or any affiliate of Microgy enters into definitive agreements relating to the development and location of a Project, Microgy will, as promptly as practicable thereafter, give South-Tex written notice of such proposed Project (the “Proposed Project Notice”). The Proposed Project Notice will set forth, in reasonable detail, the location, size, projected output of Refined Gas and estimated permitting and construction timetable for the proposed Project. South-Tex shall have thirty (30) days after receipt of the Proposed Project Notice within which to exercise the Equity Participation Option by delivering written notice of such exercise to Microgy.

(b)	In the event that South-Tex exercises the Equity Participation Option with respect to a given Project, Microgy shall, or shall cause the applicable entity which is intended to own and operate the Project (each, a “Project Entity”) to, grant to South-Tex a 40% voting equity interest in the applicable Project Entity, in exchange for the performance by South-Tex of its obligations and responsibilities set forth in Section 2 of this Agreement.

1.2.	Excluded Projects. Notwithstanding the foregoing, the Equity Participation Option shall not apply to:

(a)	the following four Projects: (i) Erath County, Texas, near Stephenville (known as the “Huckabay Ridge project”), (ii) Dublin, Texas (known as the “Rio Leche project”), (iii) the two Projects being developed in Hereford, Texas (known as the “Mission project” and the “Cnossen project”, respectively);

(b)	any project not requiring the refinement of Biogas by the Gas Treating System; or

(c)	any Project intended to be financed through (i) the borrowing of funds originating from the issuance of any tax-exempt bonds, where the underwriter or purchasers of such bonds have indicated that such Project or the applicable Project entity must be wholly owned by Microgy or an affiliate of Microgy, or (ii) any form of borrowing from any lender which will lend funds only on the condition that such Project or Project entity is wholly owned by Microgy or an affiliate of Microgy.

2.	Project Obligations. Microgy and South-Tex shall have the following respective obligations with respect to each Project for which South-Tex has exercised its Equity Participation Option in accordance with Section 1.

2.1.	Engineering. Microgy will provide all engineering necessary to construct the Digester System, and South-Tex will provide all necessary construction engineering for the Gas Conditioning System, including all construction engineering to couple the Gas Conditioning System to the Digester.

2.2.	Construction. Microgy will be responsible for the construction of each Digester System and the permitting of each Project, and South-Tex will be responsible for the construction of each Gas Conditioning System. The construction of each such system shall be for the account of the applicable Project Entity, and shall represent and satisfy the respective capital contributions of Microgy and South-Tex to such Project Entity. The Gas Conditioning System shall be of such size, design, capacity and quality as is necessary and adequate to achieve the projected output of Refined Gas as set forth in the Proposed Project Notice. South-Tex shall not be required to commence construction of the Gas Conditioning System for any Project until such time as it shall have received a written notice from Microgy that Microgy and/or the Project Entity has obtained all necessary permits and financing, and is otherwise prepared to move forward with, the construction of the Digester System and that South-Tex should proceed with construction of the Gas Conditioning System (the “Commencement Notice”).

2.3.	Operations and Maintenance. Microgy shall have all operating and maintenance duties for the Digester System in accordance with its license obligations to DBT. South-Tex shall have all operating and maintenance responsibility for the Gas Conditioning System and all of the processing, handling, interconnecting and compliance monitoring duties necessary to transport the Refined Gas to the final purchaser.

3.	Project Agreements. In the event that South-Tex exercises its Equity Participation Option with respect to a given Project, the provisions of this Section 3 shall also apply.

3.1.	Project Organization and Ownership Agreements.

(a)	South-Tex and Microgy shall cooperate in negotiating mutually acceptable agreements and instruments relating to the organization and ownership of the Project developed (“Project Agreements”).

(b)	It is the intention of the parties that the Parties shall divide control over as well as the distributable profits from the Projects on the basis of 60% for Microgy and 40% for South-Tex.

3.2.	Other Agreements. Microgy, South-Tex and the Project Entity will enter into such additional agreements relating to such Project as are necessary to implement the provisions of this Agreement, including:

(a)	One or more operation and maintenance agreements between Microgy, South-Tex and the Project Entity for the operation and maintenance of the Project;

(b)	Such other agreements as are necessary to document the relationships between the parties involved in each Project, consistent with the terms of this Agreement.

3.3.	Publicity. Each of the Parties will include a reference to the other Party as a co-developer of such Project in any public announcement regarding the Project. Any such public announcement regarding a Project shall be subject to the review and approval of the other Party, such review and approval not to be unreasonably withheld or delayed; provided that, Microgy may cause South-Tex to delay any public announcement with respect to a Project to the extent required for Microgy’s compliance, or the compliance of Microgy’s parent, Environmental Power Corporation, with any obligations or requirements under federal or state securities laws, rules or regulations or any stock exchange or stock market rule or policy.

4.	Term and Termination.

4.1.	Term. This Agreement shall have an initial term of two (2) years from the date hereof, and shall automatically renew for successive one (1) year terms thereafter, unless either party gives the other party at least six (6) months prior written notice of its intention not to renew this Agreement prior to the expiration of the initial term or any renewal thereof.

4.2.	Termination. Microgy shall have the right to terminate this Agreement as to any Project, and to terminate any related Project Agreements entered into pursuant hereto, at any time prior to the delivery of the Commencement Notice, without liability to South-Tex, in the event that Microgy determines not to go forward with the completion of such Project. In the event that Microgy resumes development or construction of any such Project at any time following such termination, this Agreement and any Project Agreements relating thereto shall be revived and reinstituted as to such Project.

5.	General.

5.1.	Intellectual Property Rights. All proprietary rights relating to the Digester System are and shall remain the exclusive property of Microgy and DBT. All proprietary rights relating to the Gas Conditioning System are and shall remain the exclusive property of South-Tex.

5.2.	Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard to its conflict of laws provisions.

5.3.	Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts. This Agreement may be executed by facsimile signatures.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

MICROGY, INC.

By:	/s/ John F. O’Neill
Name:	John F. O’Neill
Title:	Chief Financial Officer

SOUTH-TEX TREATERS, INC.

By:	/s/ David Morrow
Name:	David Morrow
Title:

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